                                                                                                                      EXHIBIT 99.1

Cadence Bancorporation reports

FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

HOUSTON (January 25, 2021) – Cadence Bancorporation (NYSE: CADE) (“Cadence”) today announced net income for the quarter ended December 31, 2020 of $200.6 million or $1.57 per share, compared to $51.4 million or $0.40 per share for the quarter ended December 31, 2019, and $49.3 million or $0.39 per share for the quarter ended September 30, 2020. For the full year ended December 31, 2020, Cadence reported a net loss of ($205.5) million or ($1.63) per diluted common share (“per share”), compared to net income of $202.0 million or $1.56 per share for the year ended December 31, 2019. The fourth quarter of 2020 included an acceleration of gain recognition from the interest rate collar we terminated in March 2020 which resulted in $129.5 million ($169.2 million pretax) or $1.02 per share being accelerated into fourth quarter earnings (“accelerated hedge revenue”). This acceleration was triggered by the determination of hedge accounting partial ineffectiveness as announced in our related Form 8-K filed January 7, 2021.

“We are pleased to report strong performance across multiple fronts in the fourth quarter. The provision for loan losses is down meaningfully linked quarter, as are nonperforming and criticized assets. With the exception of hospitality, we saw broad-based improvement in credit migration, as many businesses recover, and our portfolios continue to de-risk. Our deposit franchise improved materially in 2020, and in the fourth quarter it was encouraging to see an increase in net interest margin and yields on originated loans. Our hedging activities protected the bank from the sharp decline in interest rates this year, and the unwinding of the hedge has produced a significant increase in regulatory capital, with our Common Equity Tier 1 capital ratio ending the year at 14.0%. Considering these results, we are pleased to announce proactive capital actions, including an increase of our fourth quarter dividend to $0.15 cents per share, payable in the first quarter 2021. Furthermore, we plan to retire maturing and callable debt and reactivate our share buyback program, which had been put on hold during the shutdown. Cadence operates in some of the most attractive markets in America, with a highly motivated and experienced team focused on serving our customers and driving shareholder value. While there clearly remains uncertainty in the broader environment, we are encouraged by our performance and the opportunities to further leverage our excess capital and liquidity in 2021,” stated Paul B. Murphy, Jr., Chairman and Chief Executive Officer of Cadence Bancorporation.

Adjusted Performance Metrics (1):

•

Adjusted net income (1), excluding non-routine income and expenses (2), was $206.7 million for the full year of 2020 compared to $223.1 million for 2019.  For the fourth quarter of 2020, adjusted net income was $199.7 million, an increase of $147.8 million or 284% compared to the fourth quarter of 2019 and an increase of $148.3 million or 288% compared to the third quarter of 2020.

•

Adjusted pre-tax pre-provision net revenue (1) for the full year 2020 was $542.5 million, compared to $400.3 million for the full year 2019.  Adjusted pre-tax pre-provision net earnings in the fourth quarter of 2020 was $260.0 million, an increase of $165.2 million or 174% compared to the fourth quarter of 2019 and an increase of $165.4 million or 175% compared to the third quarter of 2020.

•

Adjusted EPS (1) for the full year 2020 was $1.64 compared to $1.72 for 2019. Adjusted EPS for fourth quarter of 2020 of $1.57 increased from the prior year quarter of $0.40 and increased from the linked quarter of $0.40.

•

Adjusted annualized returns on average assets (1) and adjusted tangible common equity (1) for the full year 2020 were 1.14% and 11.59%, respectively, compared to 1.26% and 13.60% for the full year 2019, respectively, and for the fourth quarter of 2020 were 4.33% and 41.72%, respectively, compared to 1.16% and 11.93%, respectively, for the fourth quarter of 2019 and 1.12% and 11.52%, respectively, for the third quarter of 2020.

Fourth Quarter 2020 Highlights:

Fourth quarter 2020 highlights (compared to the linked quarter where applicable) are as follows:

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The provision for credit losses for the fourth quarter of 2020 was $2.8 million compared to $33.0 million in the linked quarter reflecting improvement in overall credit metrics and lower loan balances. As of December 31, 2020, our allowance for credit losses (“ACL”) increased to 2.89% of total loans, up from 2.86% at September 30, 2020. Excluding Paycheck Protection Program (“PPP”) loans, our ACL ratio to loans was 3.12% at December 31, 2020, up from 3.11% at September 30, 2020.  Our ratio of ACL to total nonperforming loans increased to 261% from 204%.

•

Our tax equivalent net interest margin (“NIM”) increased to 3.54%, up 5 basis points from prior quarter.  The improvement in NIM was driven by continued management of deposit costs, declining 7 basis points to 0.25%, and fees earned on forgiven PPP loans and other loan payoffs.

•

Common Equity Tier 1 capital ratio increased to 14.0% and total risk weighted capital increased to 16.7%, reflecting material increases from the prior quarter due to the strong quarterly earnings combined with lower risk weighted assets.

•	Non-interest income in the fourth quarter of 2020 included the accelerated hedge revenue of $169.2 million.
•

Annualized returns on average assets and tangible common equity (1) for the fourth quarter of 2020 were 4.35% and 41.90%, respectively, compared to 1.08% and 11.08%, respectively, for the third quarter of 2020, with the increases reflecting the impact of the accelerated hedge revenue combined with lower loan provisions.

Balance Sheet:

Total assets were $18.7 billion as of December 31, 2020, an increase of $912.3 million or 5.1% from December 31, 2019, and an increase of $308.4 million or 1.7% from September 30, 2020.  The linked quarter increase was driven by increases in core deposits, cash and securities, partially offset by net declines in loans.

Cash and Cash Equivalents at December 31, 2020 totaled $2.1 billion as compared to $1.0 billion at December 31, 2019 and to $1.2 billion at September 30, 2020. The $806.8 million increase in the fourth quarter of 2020 resulted from a decrease in loans combined with an increase in deposits.

Investment Securities at December 31, 2020 totaled $3.3 billion as compared to $2.4 billion at December 31, 2019 and $3.1 billion at September 30, 2020.  Securities as a percent of earning assets was 18.6%, 14.6%, and 17.4% at December 31, 2020, December 31, 2019, and September 30, 2020, respectively. The increase in securities from both the prior year and linked quarter is a result of increased balance sheet liquidity resulting from growth in deposits and the declines in net loans. Securities acquired during the fourth quarter include primarily agency pass-through mortgage-backed securities along with some municipal securities.

Loans at December 31, 2020 totaled $12.7 billion as compared to $13.0 billion at December 31, 2019, a decrease of $264.5 million or 2.0%. Loans decreased $746.4 million or 5.5% from $13.5 billion at September 30, 2020. The decline in the quarter included paydowns and payoffs of $117 million in PPP loans, $113 million in criticized loans, $180 million in Shared National Credits (SNCs), and $94 million in leveraged loans without moderating factors (note there is some overlap between these categories). On a portfolio basis, Restaurants declined $120 million and Energy declined $80 million, reflecting our targeted risk reduction strategy in those portfolios. Commercial Real Estate (“CRE”) declined $200 million, primarily reflective of credits transitioning to the permanent debt markets.  The $321 million decline in General Commercial &Industrial (“C&I”) included $90 million in PPP loans as well as paydowns and payoffs resulting from excess borrower liquidity, borrower migration to non-bank and Main Street Lending fundings, and resolutions of problem credits.

Goodwill at December 31, 2020 totaled $43.1 million, down from $486.0 million at December 31, 2019 and unchanged from September 30, 2020. As previously reported, the Company recorded a $443.7 million ($412.9 million, after-tax), non-cash goodwill impairment charge in the first quarter of 2020. The remaining goodwill at December 31, 2020 relates to our registered investment advisory subsidiary and trust division.

Total Deposits at December 31, 2020 were $16.1 billion, an increase of $1.3 billion or 8.9% from the December 31, 2019 level and up $266.0 million or 1.7% from the September 30, 2020 level. Non-interest bearing deposits were $5.0 billion or 31.4% of total deposits at December 31, 2020, up from $3.8 billion or 26.0% at December 31, 2019 and essentially unchanged from September 30, 2020. Total cost of deposits declined to 0.25% for the fourth quarter 2020, significantly lower than both the fourth quarter 2019 cost of 1.14% and the third quarter 2020 cost of 0.32%.

Shareholders’ equity was $2.1 billion at December 31, 2020, a decrease of $339.7 million or 13.8% from December 31, 2019, and an increase of $49.6 million or 2.4% from September 30, 2020. The year over year decrease was driven by the goodwill impairment charge in the first quarter of 2020. The linked quarter increase included quarterly net income of $200.6 million, $9.4 million in cash dividends, and a decrease of $144.6 million in other comprehensive income (“OCI”) driven by the reclassification of hedge revenue into current earnings.

Tangible common shareholders’ equity (1) was $2.0 billion at December 31, 2020, an increase of $124.4 million or 6.7% from December 31, 2019 and an increase of $54.8 million or 2.8% from September 30, 2020. The full year increase was driven by tangible earnings during the year. The linked quarter increase resulted from the same factors noted above.

•

Total shareholders’ equity to total assets and tangible equity to tangible assets were 11.3% and 10.7%, respectively, at December 31, 2020 compared to 13.8% and 10.9% at December 31, 2019, and 11.3% and 10.6% at September 30, 2020, respectively.

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Tangible book value per share (1) was $15.83 as of December 31, 2020, an increase of $1.18 or 8.1% from $14.65 as of December 31, 2019 and an increase of $0.43 or 2.8% from $15.40 as of September 30, 2020.

•	Total outstanding shares at December 31, 2020 were 125.97 million.

Quarter end regulatory capital ratios remained robust and increased significantly during the quarter as follows:

	4Q20	3Q20	4Q19
Common equity Tier 1 capital	14.0%	12.0%	11.5%
Tier 1 leverage capital	10.9%	9.9%	10.3%
Tier 1 risk-based capital	14.0%	12.0%	11.5%
Total risk-based capital	16.7%	14.7%	13.7%

Asset Quality:

Credit quality metrics during the fourth quarter of 2020 reflected a number of improvements including declines in nonperforming and criticized loan balances but continued to reflect ongoing COVID-driven stress and economic uncertainty, particularly in the Hospitality sector.

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Net charge-offs for the full year 2020 were $106.1 million or 0.79% of average loans as compared to $85.8 million or 0.63% for the full year 2019. Net charge-offs for the fourth quarter of 2020 were $21.2 million or 0.64% annualized of average loans compared to $35.3 million or 1.04% annualized and $19.9 million or 0.58% annualized for the quarters ended December 31, 2019 and September 30, 2020, respectively. The current quarter net charge-offs included $4.2 million in Restaurant, $9.2 million in Commercial Real Estate (“CRE”), and $7.3 million in General C&I.

•

Provision for credit losses for the full year 2020 was $278.0 million or 2.06% of average loans as compared to $111.0 million or 0.81% of average loans for 2019.  Provision for credit losses for the fourth quarter of 2020 was $2.8 million as compared to $27.1 million for the fourth quarter of 2019 and $33.0 million for the third quarter of

2020. The current quarter’s provision was impacted by improvements in nonperforming and criticized loans and lower loan balances. The fourth quarter 2020 loan provision was concentrated in the CRE segment provision of $7.4 million (primarily due to the Hospitality portfolio), which was partially offset by reductions of $3.0 million in C&I and $1.4 million in Consumer segments.

•

The ACL was $367.2 million or 2.89% of total loans as of December 31, 2020, as compared to $119.6 million or 0.92% of total loans as of December 31, 2019, and $385.4 million or 2.86% of total loans as of September 30, 2020.   Excluding PPP loans, the ACL was 3.12% of total loans at December 31, 2020, increased from 3.11% at September 30, 2020.

•	The material increase in the ACL during 2020 incorporated loan provisions of $278.0 million, net charge-offs of $106.1 million and “day 1” CECL adoption impact of $75.6 million.
•

Total nonperforming loans (“NPL”) as a percent of total loans were 1.08% at December 31, 2020, compared to 0.92% at December 31, 2019 and 1.40% at September 30, 2020. NPL totaled $138.0 million, $119.6 million and $189.1 million as of December 31, 2020, December 31, 2019 and September 30, 2020, respectively. The linked quarter decline of $51.1 million or 27% was due primarily to payoffs and to a lesser extent, net charge-offs.

•	The ACL coverage of NPL increased meaningfully to 266.1% as of December 31, 2020, as compared to 100.1% as of December 31, 2019, and 203.8% as of September 30, 2020.
•

Total criticized loans at December 31, 2020 were $871.7 million or 6.85% of total loans as compared to $605.1 million or 4.66% at December 31, 2019 and $1.1 billion or 8.05% at September 30, 2020. The linked quarter decrease of $211.3 million or 20% was primarily in Restaurant, Energy, General C&I, and Healthcare credits, reflecting decreases of 28.7%, 21.0%, 30.2% and 49.0%, respectively.

•	Active COVID related loan payment deferrals totaled $135 million at January 15, 2021, down from $376 million at September 30, 2020.
•

Loans 30-89 days past due were 0.36% of total loans at December 31, 2020, compared to 0.17% at December 31, 2019 and 0.15% at September 30, 2020. While minor, the increase was primarily due to a small number of loans that includes $9.4 million in Hospitality loans and $4.8 million in Mortgage loans.

Total Revenue:

Total operating revenue (1) for 2020 was $926.3 million, up $144.2 million or 18.4%, and for the fourth quarter of 2020 was $366.5 million, up $171.7 million or 88.1% from the same period in 2019 and up $181.8 million or 98.5% from the linked quarter.

Net interest income for the full year 2020 was $619.0 million as compared to $651.2 million for 2019, a decrease of $32.2 million or 4.9%.  The year-over-year decline in earning asset yields of 117 basis points was driven by lower index rates partially offset by our hedges, combined with an increase in lower yielding securities. This decline was partially offset by our cost of funds declining 81 basis points as we achieved record low-deposit costs and record high levels of non-interest bearing deposits during 2020.

Net interest income for the fourth quarter of 2020 was $156.7 million, a decrease of $4.2 million or 2.6% from the same period in 2019 and an increase of $2.7 million or 1.8% from the third quarter of 2020. Compared to the linked quarter, loan interest income excluding accretion increased $0.9 million as loan fees from loan payoffs offset the impact of lower volumes, funding costs decreased by $2.5 million driven by continued reduction of deposit costs, and hedge interest income increased $0.2 million. These improvements were partially offset by a decrease of $0.5 million in loan accretion and a decrease of $0.3 million in investment income due to lower yielding securities.

•

We continued to lower our interest rates on deposits with total cost of deposits dropping from 0.32% to 0.25% linked quarter, down 21.9%. Noninterest-bearing deposits as a percent of total deposits remained stable at 31.4% compared to 31.9% in the linked quarter. Total interest-bearing liability costs declined by 8 basis points from 0.59% to 0.51% linked quarter, down 13.6%. Average interest-bearing liabilities declined $244.2 million or 2.2% from the prior quarter to $10.9 billion.

•

Yield on loans excluding accretion and hedge income was 3.89% in the fourth quarter of 2020, up 14 basis points from 3.75% in the third quarter of 2020. Excluding the impact of PPP loans, this yield was 3.98% and 3.87%, for the fourth and third quarters of 2020, respectively. Average loans declined $414.0 million or 3.0% from the prior quarter to $13.2 billion.

•

Total hedge income in interest income (which includes the amortized effective collar gain recognition and other hedge income) for the fourth quarter of 2020 totaled $19.9 million as compared to $19.7 million for the third quarter of 2020. The effective portion of the collar gain was and will continue to be reflected in interest income, whereas the ineffective portion of the gain was reflected in noninterest income during the fourth quarter of 2020. At December 31, 2020, the remaining portion of the collar gain (included in OCI) yet to be amortized into revenue was $35.4 million, with $33.5 million expected to be amortized into interest income in 2021 and the final $1.9 million expected in early 2022.

•	Accretion on acquired loans totaled $5.9 million for the fourth quarter of 2020 as compared to $6.4 million for the third quarter of 2020.
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Yield on investment securities declined to 1.87% in the fourth quarter of 2020 compared to 2.06% in the linked quarter, with the lower yield reflecting the impact of securities purchased in the fourth quarter and late in the third quarter. Average investment securities increased $241.4 million or 8.2% from the prior quarter to $3.2 billion. Fed funds sold and short-term investments also increased by $237.0 million or 25.2% from the prior quarter due to excess liquidity during the fourth quarter.

•	Total earning asset yields declined slightly to 3.85% in the fourth quarter of 2020 compared to 3.86% in the linked quarter, with average balances increasing by $64.0 million or 0.4% to $17.7 billion.
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Our NIM for the full year 2020 decreased to 3.58% compared to 4.00% for 2019. Our net interest spread for 2020 decreased to 3.29% as compared to 3.48% for 2019. Our NIM for the fourth quarter of 2020 was 3.54% as compared to 3.89% for the fourth quarter of 2019 and 3.49% for the third quarter of 2020.

PPP loans averaged $1.0 billion in the fourth quarter at a yield of 2.82%, and along with cash in deposits associated with these loans, negatively impacted our fourth quarter NIM by 10 basis points as illustrated in the table below. Excluding the impact of the PPP program, the fourth quarter 2020 NIM remained stable at 3.64%, as lower deposit costs more than offset the impact of lower loan balances and lower securities yields. Specifically, the NIM change during the quarter included:

Quarterly Change	$ MM	NIM
3Q 2020 Net Interest Income	$154.5	3.49%
3Q 2020 Net Interest Income before PPP loans & associated cash	$148.4	3.64%
Loans (ex PPP & accretion)	(0.5)	(0.04%)
Deposits	2.6	0.07%
Hedge Income	0.2	0.00%
Accretion	(0.5)	(0.01%)
Securities	(0.3)	(0.01%)
Cash	0.2	0.00%
Borrowings	(0.2)	(0.01%)
NIM before PPP loans & cash*	$149.9	3.64%
PPP Loans & associated cash	7.4	(0.10%)
4Q 2020 Net Interest Margin	$157.3	3.54%

*Calculated by removing the quarterly average balance of PPP loans and income, as well as the quarterly average balance of cash associated with unused PPP funds.

Noninterest income for the full year of 2020 was $307.4 million, an increase of $176.4 million or 135% from 2019. Noninterest income for the fourth quarter of 2020 was $209.7 million, an increase of $175.8 million from the same period of 2019 and an increase of $177.2 million from the linked quarter. Adjusted noninterest income (1) for the fourth quarter of 2020 was $208.4 million, an increase of $176.1 million from the fourth quarter of 2019, and an increase of $175.3 million from the linked quarter.

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The fourth quarter includes the accelerated hedge revenue of $169.2 million reclassified from OCI.  The partial accounting ineffectiveness determination resulted from a significant decrease in forecasted LIBOR based loans to support future amortization of the remaining transaction gain on the termination of our interest rate collar. See additional discussion in our Form 8-K filed January 7, 2021.

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Excluding the accelerated hedge revenue, the linked quarter increase was $6.1 million including increases of $3.6 million in earnings from limited partnerships, $1.3 million in securities gains, $0.7 million in investment advisory revenue, and $0.6 million in credit related fees.

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Noninterest income as a percent of total revenue for 2020 was 33.2% as compared to 16.7% for 2019, and for the fourth quarter of 2020 was 57.2% as compared to 17.4% for the fourth quarter of 2019 and 17.5% for the linked quarter.  Before the impact of the accelerated hedge revenue of $169.2 million, noninterest income as a percent of total revenue for 2020 and the fourth quarter of 2020 were 18.3% and 20.5%, respectively, both increased from the comparable periods.

Noninterest expense for the full year of 2020 was $826.5 million, an increase of $417.7 million or 102.2% from 2019 due to the goodwill impairment charge of $443.7 million recorded in the first quarter of 2020. Noninterest expense for the fourth quarter of 2020 was $105.3 million, an increase of $4.8 million or 4.8% from the same period in 2019 and an increase of $10.5 million or 11.0% from the linked quarter. Adjusted noninterest expense (1), which excludes the impact of non-routine items (2), was $377.6 million for the full year of 2020, a decrease of $1.4 million or 0.4% from 2019.  For the fourth quarter of 2020, adjusted noninterest expense was $105.1 million, up $6.7 million or 6.9% from the fourth quarter of 2019 and up $12.6 million or 13.6% from the third quarter of 2020. The linked quarter increase in noninterest expenses resulted from an increase of $8.1 million in personnel costs driven by an increase of $8.5 million in incentive compensation due to improved corporate performance partially offset by a reduction of $1.0 million in medical insurance expense due to improved claims experience.

Our adjusted efficiency ratio (1) for the full year of 2020 was 41.0% as compared to 48.6% for 2019.  The adjusted efficiency ratio for the fourth quarter of 2020 was 28.8%, compared to the linked quarter ratio of 49.4% and the prior year’s fourth quarter ratio of 50.9%. The full year and linked quarter improvements are both a result of the accelerated hedge revenue of $169.2 million.  Before the impact of the accelerated hedge revenue, the full year and fourth quarter 2020 efficiency ratios both reflected slight increases at 50.3% and 53.7%, respectively, with the full year increase reflecting lower revenues in 2020 and the linked quarter increase reflecting the higher fourth quarter expenses.

Taxes:

The effective tax rate for the full year 2020 was (15.3%) as compared to 23.0% for the full year 2019. The effective tax rate for the fourth quarter of 2020 was 22.4% compared to 16.1% for the linked quarter and 23.4% for the fourth quarter of 2019. The full year 2020 effective rate was impacted by $313.3 million in non-deductible goodwill impairment.

(1)

Considered a non-GAAP financial measure. See Table 10 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)

See Table 10 for a detail of non-routine income and expenses.  The fourth quarter 2020 accelerated hedge revenue is not included as an adjustment from GAAP earnings to arrive at the non-GAAP adjusted performance metrics presented herein due to the historical and continuing nature of hedge revenue in our earnings, and the revenue resulting from the partial ineffectiveness designation merely representing an acceleration of a portion of the fixed collar gain into earnings as compared to the original amortization expectation. The revised amortization expectation for the remainder of the collar gain is presented within this release for clarification of this component of ongoing hedge revenue.

Dividend:

On January 21, 2021, the board of directors of Cadence Bancorporation declared a quarterly cash dividend in the amount of $0.15 per share of outstanding common stock, representing an annualized dividend of $0.60 per share. The dividend will be paid on February 12, 2021 to holders of record of Cadence’s Class A common stock on February 5, 2021.

Share Repurchase Authorization:

On January 21, 2021, the board of directors of Cadence Bancorporation authorized a share repurchase program providing for the purchase of shares of the Company’s Class A common stock for an aggregate purchase price of up to $200 million, subject to regulatory approvals. The previously approved share repurchase program authorizing up to $100 million is set to expire in February 2021.

Supplementary Financial Tables (Unaudited):

Supplementary financial tables (unaudited) are included in this release following the customary disclosure information.

Fourth Quarter 2020 Earnings Conference Call:

Cadence Bancorporation executive management will host a conference call to discuss fourth quarter 2020 results on Monday, January 25, 2021, at 7:30 a.m. CT / 8:30 a.m. ET. Slides to be presented by management on the conference call can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Presentations”.

Conference Call Access:

To access the conference call, please dial one of the following numbers approximately 10-15 minutes prior to the start time to allow time for registration and use the Elite Entry Number provided below.

Dial in (toll free):	1-888-317-6003
International dial in:	1-412-317-6061
Canada (toll free):	1-866-284-3684
Participant Elite Entry Number:	3708183

For those unable to participate in the live presentation, a replay will be available through February 8, 2021. To access the replay, please use the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10150788

Webcast Access:

The call and corresponding presentation slides will be webcast live on the home page of the Company’s website: www.cadencebancorporation.com.

About Cadence Bancorporation:

Cadence Bancorporation (NYSE: CADE), headquartered in Houston, Texas, is a regional financial holding company with $18.7 billion in total assets as of December 31, 2020. Its wholly owned subsidiary, Cadence Bank, N.A., operates 98 branch locations in Alabama, Florida, Georgia, Mississippi, Tennessee and Texas, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, asset-based lending, commercial real estate, SBA lending, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, payroll and insurance services, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and more than 55,000 ATMs. The Cadence team of 1,900 associates is committed to exceeding customer expectations and helping their clients succeed financially.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict.

Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  Such factors include, without limitation, the “Risk Factors” referenced in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2018, and our Registration Statement on Form S-4 filed with the SEC on July 20, 2018, other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the following factors: business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with our business; deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to our business; our ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; our ability to maintain our historical earnings trends; our ability to raise additional capital to implement our business plan; material weaknesses in our internal control over financial reporting; systems failures or interruptions involving our information technology and telecommunications systems or third-party servicers; the composition of our management team and our ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; the composition of our loan portfolio, including the identity of our borrowers and the concentration of loans in energy-related industries and in our specialized industries; the portion of our loan portfolio that is comprised of participations and shared national credits; the amount of nonperforming and classified assets we hold; the extent of the impact of the COVID-19 pandemic on us and our customers, counterparties, employees, and third-party service providers, and the impacts to our business, financial position, results of operations, and prospects; the impact on our financial condition, results of operations, financial disclosures, and future business strategies related to the implementation of FASB Accounting Standards Update 2016-13, Financial Instruments – Credit Losses, commonly referred to as CECL. Cadence can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and Cadence does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

                                                                                                                      EXHIBIT 99.1

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “efficiency ratio,” “adjusted efficiency ratio,” “adjusted noninterest expenses,” “adjusted operating revenue,” “tangible common equity ratio,” “tangible book value per share” and “return on average tangible common equity”, “adjusted return on average tangible common equity”, “adjusted return on average assets”, “adjusted diluted earnings per share”, and “pre-tax, pre-provision net revenue” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP).  We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.

We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.  A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables (Table 10).

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Contact Information

Cadence Bancorporation

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com

Table 1 – Selected Financial Data

	As of and for the Three Months Ended					As of and for the Years Ended December 31,
(In thousands, except per share data)	4Q20	3Q20	2Q20	1Q20	4Q19	2020	2019
Statement of Operations Data
Interest income	$170,739	$170,497	$177,175	$192,754	$207,620	$711,166	$860,076
Interest expense	13,998	16,455	22,461	39,286	46,709	92,200	208,903
Net interest income	156,741	154,042	154,714	153,468	160,911	618,966	651,173
Provision for credit losses	2,835	32,973	158,811	83,429	27,126	278,048	111,027
Net interest income after provision	153,906	121,069	(4,097)	70,039	133,785	340,918	540,146
Noninterest income (1)	209,745	32,591	29,950	35,069	33,898	307,355	130,925
Noninterest expense (2)	105,331	94,859	88,620	537,653	100,519	826,464	408,770
Income (loss) before income taxes	258,320	58,801	(62,767)	(432,545)	67,164	(178,191)	262,301
Income tax expense (benefit)	57,737	9,486	(6,653)	(33,234)	15,738	27,336	60,343
Net income (loss)	$200,583	$49,315	$(56,114)	$(399,311)	$51,426	$(205,527)	$201,958
Weighted average common shares outstanding
Basic	125,974	125,957	125,925	126,630	127,954	126,121	128,914
Diluted	126,409	126,095	125,925	126,630	128,003	126,121	129,018
Earnings (loss) per share
Basic	$1.58	$0.39	$(0.45)	$(3.15)	$0.40	$(1.63)	$1.56
Diluted	1.57	0.39	(0.45)	(3.15)	0.40	(1.63)	1.56
Period-End Balance Sheet Data
Cash and cash equivalents	$2,053,946	$1,247,172	$1,899,369	$609,351	$988,764	$2,053,946	$988,764
Investment securities	3,332,168	3,088,699	2,661,433	2,461,644	2,368,592	3,332,168	2,368,592
Total loans, net of unearned income	12,719,129	13,465,556	13,699,097	13,392,191	12,983,655	12,719,129	12,983,655
Allowance for credit losses	367,160	385,412	370,901	245,246	119,643	367,160	119,643
Total assets	18,712,567	18,404,195	18,857,753	17,237,918	17,800,229	18,712,567	17,800,229
Total deposits	16,052,245	15,786,221	16,069,282	14,489,505	14,742,794	16,052,245	14,742,794
Noninterest-bearing deposits	5,033,748	5,033,338	5,220,109	3,959,721	3,833,704	5,033,748	3,833,704
Interest-bearing deposits	11,018,497	10,752,883	10,849,173	10,529,784	10,909,090	11,018,497	10,909,090
Borrowings and subordinated debentures	372,669	372,446	372,222	372,440	372,173	372,669	372,173
Total shareholders’ equity	2,121,102	2,071,472	2,045,480	2,113,543	2,460,846	2,121,102	2,460,846
Average Balance Sheet Data
Investment securities	$3,201,722	$2,960,357	$2,487,467	$2,397,275	$2,003,339	$2,763,450	$1,776,689
Total loans, net of unearned income	13,238,440	13,652,395	13,884,220	13,161,371	13,423,435	13,483,895	13,714,731
Allowance for credit losses	393,306	389,243	267,464	201,785	132,975	313,377	114,256
Total assets	18,354,046	18,248,014	18,500,600	17,694,018	17,843,383	18,199,726	17,689,126
Total deposits	15,736,884	15,628,314	15,774,787	14,574,614	14,749,327	15,430,038	14,628,628
Noninterest-bearing deposits	5,245,478	4,892,079	4,587,673	3,658,612	3,648,874	4,598,544	3,431,300
Interest-bearing deposits	10,491,406	10,736,235	11,187,115	10,916,002	11,100,454	10,831,494	11,197,328
Borrowings and subordinated debentures	372,920	372,304	372,547	439,698	374,179	389,275	437,186
Total shareholders’ equity	2,072,030	2,052,079	2,118,796	2,446,810	2,471,398	2,171,826	2,373,856

(1)	The quarter ended December 31, 2020, includes hedge revenue of $169.2 million, $129.5 million after tax.
(2)	The quarter ended March 31, 2020, includes the non-cash goodwill impairment charge of $443.7 million, $412.9 million after-tax.

Table 1 (Continued) – Selected Financial Data

	As of and for the Three Months Ended					As of and for the Years Ended December 31,
(In thousands, except per share data)	4Q20 (4)	3Q20	2Q20	1Q20	4Q19	2020 (4)	2019
Per Share Data:
Book value	$16.84	$16.45	$16.24	$16.79	$19.29	$16.84	$19.29
Tangible book value (1)	15.83	15.40	15.15	15.65	14.65	15.83	14.65
Cash dividends declared	0.075	0.050	0.050	0.175	0.175	0.350	0.700
Dividend payout ratio	4.75%	12.82%	(11.11)%	(5.56)%	43.75%	(21.47)%	44.87%
Performance Ratios:
Return on average common equity (2)	38.51%	9.56%	(10.65)%	(65.64)%	8.26%	(9.46)%	8.51%
Return on average tangible common equity (1) (2)	41.90	11.08	(10.56)	3.86	11.82	11.63	12.40
Return on average assets (2)	4.35	1.08	(1.22)	(9.08)	1.14	(1.13)	1.14
Net interest margin (2)	3.54	3.49	3.51	3.80	3.89	3.58	4.00
Efficiency ratio (1)	28.74	50.83	47.99	285.17	51.60	89.22	52.27
Adjusted efficiency ratio (1)	28.79	49.45	47.93	49.88	50.91	41.04	48.64
Asset Quality Ratios:
Total NPA to total loans, OREO, and other NPA	1.24%	1.55%	1.74%	1.31%	0.97%	1.24%	0.97%
Total nonperforming loans ("NPL") to total loans	1.08	1.40	1.64	1.19	0.92	1.08	0.92
Total ACL to total loans	2.89	2.86	2.71	1.83	0.92	2.89	0.92
ACL to total NPL	266.05	203.82	165.30	153.61	100.07	266.05	100.07
Net charge-offs to average loans (2)	0.64	0.58	0.94	0.99	1.04	0.79	0.63
Capital Ratios:
Total shareholders’ equity to assets	11.3%	11.3%	10.8%	12.3%	13.8%	11.3%	13.8%
Tangible common equity to tangible assets (1)	10.7	10.6	10.2	11.5	10.9	10.7	10.9
Common equity Tier 1 capital (3)	14.0	12.0	11.7	11.4	11.5	14.0	11.5
Tier 1 leverage capital (3)	10.9	9.9	9.5	10.1	10.3	10.9	10.3
Tier 1 risk-based capital (3)	14.0	12.0	11.7	11.4	11.5	14.0	11.5
Total risk-based capital (3)	16.7	14.7	14.3	13.8	13.7	16.7	13.7
_____________________
(1)

Considered a non-GAAP financial measure. See Table 10 "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	Quarterly periods are annualized.
(3)	Current quarter regulatory capital ratios are estimates.
(4)	Asset Quality Ratios do not include nonperforming loans held for sale of $176 thousand.

Table 2 – Average Balances/Yield/Rates

	For the Three Months Ended December 31,
	2020			2019
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$10,939,304	$125,535	4.57%	$10,160,970	$134,450	5.25%
ANCI portfolio	2,126,553	25,943	4.85	3,017,005	46,247	6.08
PCD portfolio (3)	172,583	3,820	8.81	245,474	9,857	15.93
Total loans	13,238,440	155,298	4.67	13,423,449	190,554	5.63
Investment securities
Taxable	2,895,541	12,597	1.73	1,806,932	11,699	2.57
Tax-exempt (2)	306,181	2,427	3.15	196,407	1,829	3.69
Total investment securities	3,201,722	15,024	1.87	2,003,339	13,528	2.68
Federal funds sold and short-term investments	1,178,973	548	0.18	930,910	3,392	1.45
Other investments	76,878	380	1.97	77,348	530	2.72
Total interest-earning assets	17,696,013	171,250	3.85	16,435,046	208,004	5.02
Noninterest-earning assets:
Cash and due from banks	216,116			107,180
Premises and equipment	125,955			128,458
Accrued interest and other assets	709,268			1,305,674
Allowance for credit losses	(393,306)			(132,975)
Total assets	$18,354,046			$17,843,383
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$7,881,093	$4,145	0.21%	$8,195,455	$26,946	1.30%
Savings deposits	336,304	127	0.15	262,638	320	0.48
Time deposits	2,274,009	5,711	1.00	2,642,361	14,983	2.25
Total interest-bearing deposits	10,491,406	9,983	0.38	11,100,454	42,249	1.51
Other borrowings	149,981	931	2.47	152,102	953	2.49
Subordinated debentures	222,939	3,085	5.51	222,077	3,507	6.27
Total interest-bearing liabilities	10,864,326	13,999	0.51	11,474,633	46,709	1.61
Noninterest-bearing liabilities:
Demand deposits	5,245,478			3,648,874
Accrued interest and other liabilities	172,212			248,478
Total liabilities	16,282,016			15,371,985
Shareholders' equity	2,072,030			2,471,398
Total liabilities and shareholders' equity	$18,354,046			$17,843,383
Net interest income/net interest spread		157,251	3.34%		161,295	3.40%
Net yield on earning assets/net interest margin			3.54%			3.89%
Taxable equivalent adjustment:
Investment securities		(510)			(384)
Net interest income		$156,741			$160,911
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using an income tax rate of 21%.
(3)	Prior to the adoption of CECL on January 1, 2020, these loans were referred to as ACI loans, but with the adoption of CECL they are referred to as PCD loans.

Table 2 (Continued) – Average Balances/Yield/Rates

	For the Three Months Ended December 31, 2020			For the Three Months Ended September 30, 2020
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$10,939,304	$125,535	4.57%	$11,168,913	$123,177	4.39%
ANCI portfolio	2,126,553	25,943	4.85	2,295,097	28,214	4.89
PCD portfolio (3)	172,583	3,820	8.81	188,385	3,460	7.31
Total loans	13,238,440	155,298	4.67	13,652,395	154,851	4.51
Investment securities
Taxable	2,895,541	12,597	1.73	2,694,012	13,164	1.94
Tax-exempt (2)	306,181	2,427	3.15	266,345	2,150	3.21
Total investment securities	3,201,722	15,024	1.87	2,960,357	15,314	2.06
Federal funds sold and short-term investments	1,178,973	548	0.18	942,017	432	0.18
Other investments	76,878	380	1.97	77,262	350	1.80
Total interest-earning assets	17,696,013	171,250	3.85	17,632,031	170,947	3.86
Noninterest-earning assets:
Cash and due from banks	216,116			170,241
Premises and equipment	125,955			127,432
Accrued interest and other assets	709,268			707,553
Allowance for credit losses	(393,306)			(389,243)
Total assets	$18,354,046			$18,248,014
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$7,881,093	$4,145	0.21%	$8,037,801	$4,681	0.23%
Savings deposits	336,304	127	0.15	319,004	140	0.17
Time deposits	2,274,009	5,711	1.00	2,379,430	7,741	1.29
Total interest-bearing deposits	10,491,406	9,983	0.38	10,736,235	12,562	0.47
Other borrowings	149,981	931	2.47	149,973	931	2.47
Subordinated debentures	222,939	3,085	5.51	222,331	2,961	5.30
Total interest-bearing liabilities	10,864,326	13,999	0.51	11,108,539	16,454	0.59
Noninterest-bearing liabilities:
Demand deposits	5,245,478			4,892,079
Accrued interest and other liabilities	172,212			195,317
Total liabilities	16,282,016			16,195,935
Stockholders' equity	2,072,030			2,052,079
Total liabilities and stockholders' equity	$18,354,046			$18,248,014
Net interest income/net interest spread		157,251	3.34%		154,493	3.27%
Net yield on earning assets/net interest margin			3.54%			3.49%
Taxable equivalent adjustment:
Investment securities		(510)			(451)
Net interest income		$156,741			$154,042
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using an income tax rate of 21%.
(3)	Prior to the adoption of CECL on January 1, 2020, these loans were referred to as ACI loans, but with the adoption of CECL they are referred to as PCD loans.

Table 2 (Continued) – Average Balances/Yield/Rates

	For the Year Ended December 31,
	2020			2019
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$10,874,853	$504,036	4.63%	$10,053,507	$542,543	5.40%
ANCI portfolio	2,415,141	127,774	5.29	3,387,367	219,183	6.47
PCD portfolio (3)	193,902	16,328	8.42	273,857	34,559	12.62
Total loans	13,483,895	648,138	4.81	13,714,731	796,285	5.81
Investment securities
Taxable	2,515,807	51,983	2.07	1,568,599	42,450	2.71
Tax-exempt (2)	247,643	8,332	3.36	208,090	7,983	3.84
Total investment securities	2,763,450	60,315	2.18	1,776,689	50,433	2.84
Federal funds sold and short-term investments	1,023,367	3,092	0.30	759,026	12,762	1.68
Other investments	77,908	1,371	1.76	70,127	2,274	3.24
Total interest-earning assets	17,348,620	712,916	4.11	16,320,573	861,754	5.28
Noninterest-earning assets:
Cash and due from banks	203,413			115,268
Premises and equipment	127,151			128,448
Accrued interest and other assets	833,919			1,239,093
Allowance for credit losses	(313,377)			(114,256)
Total assets	$18,199,726			$17,689,126
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$8,101,392	$38,005	0.47%	$7,983,237	$117,462	1.47%
Savings deposits	305,031	763	0.25	253,170	1,066	0.42
Time deposits	2,425,071	36,647	1.51	2,960,921	69,550	2.35
Total interest-bearing deposits	10,831,494	75,415	0.70	11,197,328	188,078	1.68
Other borrowings	166,730	3,906	2.34	256,815	8,704	3.39
Subordinated debentures	222,545	12,879	5.79	180,371	12,121	6.72
Total interest-bearing liabilities	11,220,769	92,200	0.82	11,634,514	208,903	1.80
Noninterest-bearing liabilities:
Demand deposits	4,598,544			3,431,300
Accrued interest and other liabilities	208,587			249,456
Total liabilities	16,027,900			15,315,270
Shareholders' equity	2,171,826			2,373,856
Total liabilities and shareholders' equity	$18,199,726			$17,689,126
Net interest income/net interest spread		620,716	3.29%		652,851	3.48%
Net yield on earning assets/net interest margin			3.58%			4.00%
Taxable equivalent adjustment:
Investment securities		(1,750)			(1,678)
Net interest income		$618,966			$651,173
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using an income tax rate of 21%.
(3)	Prior to the adoption of CECL on January 1, 2020, these loans were referred to as ACI loans, but with the adoption of CECL they are referred to as PCD loans.

Table 3 – Loan Interest Income Detail

	For the Three Months Ended,					For the Year Ended,
(In thousands)	4Q20	3Q20	2Q20	1Q20	4Q19	December 31, 2020	December 31, 2019
Interest Income Detail
Originated loans	$125,535	$123,177	$125,922	$129,402	$134,450	$504,036	$542,543
ANCI loans: interest income	20,507	22,850	26,264	32,940	37,637	102,562	180,974
ANCI loans: accretion	5,436	5,364	6,703	7,710	8,610	25,212	38,209
PCD loans: interest income (1)	3,355	2,421	3,111	3,039	3,839	11,926	29,927
PCD loans: accretion (1)	465	1,039	854	2,043	6,018	4,402	4,632
Total loan interest income	$155,298	$154,851	$162,854	$175,134	$190,554	$648,138	$796,285

Yields
Originated loans	4.57%	4.39%	4.53%	5.10%	5.25%	4.63%	5.40%
ANCI loans without discount accretion	3.84	3.96	4.20	4.85	4.95	4.25	5.34
ANCI loans discount accretion	1.01	0.93	1.08	1.14	1.13	1.04	1.13
PCD loans without discount accretion	7.73	5.11	6.30	5.65	6.20	6.15	10.93
PCD loans discount accretion	1.08	2.20	1.73	3.80	9.73	2.27	1.69
Total loan yield	4.67%	4.51%	4.72%	5.35%	5.63%	4.81%	5.81%

(1)	Prior year PCD amounts have been revised to be comparable to the current year presentation. Interest income for PCD loans represents contractual interest.

Table 4 – Allowance for Credit Losses (“ACL”) (1)

	For the Three Months Ended					For the Year Ended December 31,
(In thousands)	4Q20	3Q20	2Q20	1Q20	4Q19	2020	2019
Balance at beginning of period	$385,412	$370,901	$245,246	$119,643	$127,773	$119,643	$94,378
Cumulative effect of the adoption of CECL (2)	—	—	—	75,850	—	75,850	—
Charge-offs	(23,956)	(21,830)	(33,452)	(33,098)	(35,432)	(112,336)	(87,001)
Recoveries	2,770	1,936	901	613	176	6,220	1,239
Net charge-offs	(21,186)	(19,894)	(32,551)	(32,485)	(35,256)	(106,116)	(85,762)
Provision for loan losses	2,934	34,405	158,206	82,238	27,126	277,783	111,027
Balance at end of period	$367,160	$385,412	$370,901	$245,246	$119,643	$367,160	$119,643

(1)	This table represents the activity in the ACL for funded loans.
(2)	The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (“CECL”), on January 1, 2020 and recorded this cumulative effect adjustment as a result of accounting change.

Table 5 – ACL Activity by Segment

	For the Three Months Ended December 31, 2020
(In thousands)	Commercial and Industrial	Commercial Real Estate	Consumer	Total Allowance for Credit Losses	Reserve for Unfunded Commitments (1)	Total
As of September 30, 2020	$202,197	$143,008	$40,207	$385,412	$2,395	$387,807
Provision for credit losses	(2,990)	7,372	(1,448)	2,934	(99)	2,835
Charge-offs	(12,870)	(10,500)	(586)	(23,956)	—	(23,956)
Recoveries	1,028	1,307	435	2,770	—	2,770
As of December 31, 2020	$187,365	$141,187	$38,608	$367,160	$2,296	$369,456

	For the Year Ended December 31, 2020
(In thousands)	Commercial and Industrial	Commercial Real Estate	Consumer	Total Allowance for Credit Losses	Reserve for Unfunded Commitments (1)	Total
As of December 31, 2019	$89,796	$15,319	$14,528	$119,643	$1,699	$121,342
Cumulative effect of the adoption of CECL	32,951	20,599	22,300	75,850	332	76,182
As of January 1, 2020	122,747	35,918	36,828	195,493	2,031	197,524
Provision for credit losses	157,580	117,792	2,411	277,783	265	278,048
Charge-offs	(96,277)	(14,283)	(1,776)	(112,336)	—	(112,336)
Recoveries	3,315	1,760	1,145	6,220	—	6,220
As of December 31, 2020	$187,365	$141,187	$38,608	$367,160	$2,296	$369,456

(1)	The reserve for unfunded commitments is recorded in other liabilities in the consolidated balance sheets.

Table 6 – Criticized Loans by Segment

	As of December 31, 2020
(Amortized cost in thousands)	Special Mention	Substandard	Doubtful	Total Criticized
Commercial and industrial
General C&I	$61,910	$90,896	$12,583	$165,389
Energy	93,708	150,810	8,115	252,633
Restaurant	55,141	133,709	6,987	195,837
Healthcare	761	29,614	—	30,375
Total commercial and industrial	211,520	405,029	27,685	644,234
Commercial real estate
Industrial, retail, and other	35,992	26,540	—	62,532
Hospitality (1)	54,449	83,460	—	137,909
Multifamily	90	198	—	288
Office	4,863	7,843	—	12,706
Total commercial real estate	95,394	118,041	—	213,435
Consumer
Residential	—	14,023	—	14,023
Other	—	4	—	4
Total consumer	—	14,027	—	14,027
Total	$306,914	$537,097	$27,685	$871,696

	As of September 30, 2020
(Amortized cost in thousands)	Special Mention	Substandard	Doubtful	Total Criticized
Commercial and industrial
General C&I	$71,384	$156,323	$9,270	$236,977
Energy sector	146,772	165,277	7,816	319,865
Restaurant industry	97,315	169,899	7,624	274,838
Healthcare	722	58,802	—	59,524
Total commercial and industrial	316,193	550,301	24,710	891,204
Commercial real estate
Industrial, retail, and other	29,574	11,856	—	41,430
Hospitality (1)	64,323	46,465	—	110,788
Multifamily	91	200	—	291
Office	346	13,250	3,029	16,625
Total commercial real estate	94,334	71,771	3,029	169,134
Consumer
Residential real estate	—	22,770	—	22,770
Other	—	358	—	358
Total consumer	—	23,128	—	23,128
Total	$410,527	$645,200	$27,739	$1,083,466

(1) Hospitality balances have historically been included in Industrial, retail, and other.

Table 7 – Nonperforming Assets

	As of
(In thousands)	4Q20 (3)	3Q20	2Q20	1Q20	4Q19
Nonperforming loans (1)
Commercial and industrial	$109,000	$145,570	$182,839	$136,712	$106,803
Commercial real estate	14,969	27,163	25,261	8,133	1,127
Consumer	14,033	16,364	16,284	14,808	7,289
Small business (2)	—	—	—	—	4,337
Total nonperforming loans ("NPL")	138,002	189,097	224,384	159,653	119,556
Foreclosed OREO and other NPA	19,788	20,344	13,949	15,679	5,958
Total nonperforming assets	$157,790	$209,441	$238,333	$175,332	$125,514
NPL as a percentage of total loans	1.08%	1.40%	1.64%	1.19%	0.92%
NPA as a percentage of loans plus OREO/other	1.24%	1.55%	1.74%	1.31%	0.97%
NPA as a percentage of total assets	0.84%	1.14%	1.26%	0.99%	0.71%
Total accruing loans 90 days or more past due	$13,880	$7,260	$3,123	$1,999	$23,364

(1)

Amounts are not comparable due to our adoption of CECL on January 1, 2020. Prior to this date, pools of individual ACI loans were excluded because they continued to earn interest income from the accretable yield at the pool level. With the adoption of CECL, the pools were discontinued, and performance is based on contractual terms for individual loans. Additionally, prior to January 1, 2020, we used recorded investment in this table. With the adoption of CECL, we now use amortized cost.

(2)	Upon the adoption of CECL, small business loans are included in commercial and industrial and commercial real estate loans.
(3)	Nonperforming loans do not include nonperforming loans held for sale of $176 thousand.

Table 8 – Noninterest Income

	For the Three Months Ended					Years Ended December 31,
(In thousands)	4Q20	3Q20	2Q20	1Q20	4Q19	2020	2019
Noninterest Income
Hedge revenue	$169,248	$—	$—	$—	$—	$169,248	$—
Investment advisory revenue	7,457	6,797	6,505	5,605	6,920	26,364	24,890
Trust services revenue	4,885	4,556	4,092	4,815	4,713	18,349	18,066
Service charges on deposit accounts	6,028	5,847	4,852	6,416	5,181	23,143	20,503
Mortgage banking income	3,062	3,535	2,020	1,111	841	9,727	3,174
Credit-related fees	4,766	4,202	4,401	5,983	5,094	19,352	21,265
Bankcard fees	1,775	1,745	1,716	1,958	1,933	7,194	8,486
Payroll processing revenue	1,309	1,255	1,143	1,367	1,373	5,074	5,149
SBA income	2,889	3,037	1,335	1,908	2,153	9,169	7,232
Other service fees	1,751	1,450	1,528	1,912	1,701	6,641	7,412
Securities gains, net	1,353	79	2,286	2,994	317	6,712	2,018
Other	5,222	88	72	1,000	3,672	6,382	12,730
Total noninterest income	$209,745	$32,591	$29,950	$35,069	$33,898	$307,355	$130,925

Table 9 – Noninterest Expenses

	For the Three Months Ended					Years Ended December 31,
(In thousands)	4Q20	3Q20	2Q20	1Q20	4Q19	2020	2019
Noninterest Expenses
Salaries and employee benefits	$59,833	$51,734	$47,158	$48,807	$54,840	$207,532	$213,874
Premises and equipment	11,036	10,716	10,634	10,808	11,618	43,194	44,637
Merger related expenses	—	2,105	—	1,282	925	3,386	28,497
Intangible asset amortization	5,164	5,299	5,472	5,592	5,876	21,528	23,862
Data processing	3,047	3,024	3,084	3,352	3,343	12,507	13,013
Software amortization	4,480	4,432	4,036	3,547	3,427	16,495	13,352
Consulting and professional fees	3,450	3,320	3,009	2,707	3,552	12,485	10,301
Loan related expenses	1,709	953	735	760	654	4,157	2,383
FDIC insurance	3,007	2,528	3,939	2,436	1,245	11,910	5,394
Communications	1,175	1,119	1,002	1,156	1,236	4,453	5,116
Advertising and public relations	956	716	920	1,464	1,764	4,057	5,017
Legal expenses	726	681	579	411	306	2,398	1,608
Other	10,748	8,232	8,052	11,636	11,732	38,667	41,716
Noninterest expenses excluding goodwill impairment charge	105,331	94,859	88,620	93,958	100,519	382,769	408,770
Goodwill impairment charge	—	—	—	443,695	—	443,695	—
Total noninterest expenses	$105,331	$94,859	$88,620	$537,653	$100,519	$826,464	$408,770

Table 10 – Reconciliation of Non-GAAP Financial Measures

	As of and for the Three Months Ended					As of and for the Year Ended December 31,
(In thousands, except share and per share data)	4Q20	3Q20	2Q20	1Q20	4Q19	2020	2019
Efficiency ratio
Noninterest expenses (numerator)	$105,331	$94,859	$88,620	$537,653	$100,519	$826,464	$408,770
Net interest income	$156,741	$154,042	$154,714	$153,468	$160,911	$618,966	$651,173
Noninterest income	209,745	32,591	29,950	35,069	33,898	307,355	130,925
Operating revenue (denominator)	$366,486	$186,633	$184,664	$188,537	$194,809	$926,321	$782,098
Efficiency ratio	28.74%	50.83%	47.99%	285.17%	51.60%	89.22%	52.27%
Adjusted efficiency ratio
Noninterest expenses	$105,331	$94,859	$88,620	$537,653	$100,519	$826,464	$408,770
Less: non-cash goodwill impairment charge	—	—	—	443,695	—	443,695	—
Less: merger related expenses	—	2,105	—	1,282	925	3,386	28,497
Less: pension plan termination expense	—	—	—	—	1,225	—	1,225
Less: expenses related to COVID-19 pandemic	215	235	1,205	122	—	1,777	—
Adjusted noninterest expenses (numerator)	$105,116	$92,519	$87,415	$92,554	$98,369	$377,606	$379,048
Net interest income	$156,741	$154,042	$154,714	$153,468	$160,911	$618,966	$651,173
Noninterest income	209,745	32,591	29,950	35,069	33,898	307,355	130,925
Plus: impairment charge on branch building	—	538	—	—	—	538	—
Less: gain on sale of acquired loans	—	—	—	—	1,263	—	2,777
Less: securities gains, net	1,353	79	2,286	2,994	317	6,712	2,018
Adjusted noninterest income	208,392	33,050	27,664	32,075	32,318	301,181	128,130
Adjusted operating revenue (denominator)	$365,133	$187,092	$182,378	$185,543	$193,229	$920,147	$779,303
Adjusted efficiency ratio	28.79%	49.45%	47.93%	49.88%	50.91%	41.04%	48.64%
Tangible common equity ratio
Shareholders’ equity	$2,121,102	$2,071,472	$2,045,480	$2,113,543	$2,460,846	$2,121,102	$2,460,846
Less: goodwill and other intangible assets, net	(126,841)	(132,005)	(137,318)	(142,782)	(590,949)	(126,841)	(590,949)
Tangible common shareholders’ equity	1,994,261	1,939,467	1,908,162	1,970,761	1,869,897	1,994,261	1,869,897
Total assets	18,712,567	18,404,195	18,857,753	17,237,918	17,800,229	18,712,567	17,800,229
Less: goodwill and other intangible assets, net	(126,841)	(132,005)	(137,318)	(142,782)	(590,949)	(126,841)	(590,949)
Tangible assets	$18,585,726	$18,272,190	$18,720,435	$17,095,136	$17,209,280	$18,585,726	$17,209,280
Tangible common equity ratio	10.73%	10.61%	10.19%	11.53%	10.87%	10.73%	10.87%
Tangible book value per share
Shareholders’ equity	$2,121,102	$2,071,472	$2,045,480	$2,113,543	$2,460,846	$2,121,102	$2,460,846
Less: goodwill and other intangible assets, net	(126,841)	(132,005)	(137,318)	(142,782)	(590,949)	(126,841)	(590,949)
Tangible common shareholders’ equity	$1,994,261	$1,939,467	$1,908,162	$1,970,761	$1,869,897	$1,994,261	$1,869,897
Common shares outstanding	125,978,561	125,946,793	125,930,741	125,897,827	127,597,569	125,978,561	127,597,569
Tangible book value per share	$15.83	$15.40	$15.15	$15.65	$14.65	$15.83	$14.65

Table 10 (Continued) – Reconciliation of Non-GAAP Measures

	As of and for the Three Months Ended					As of and for the Year Ended December 31,
(In thousands, except share and per share data)	4Q20	3Q20	2Q20	1Q20	4Q19	2020	2019
Return on average tangible common equity
Average common equity	$2,072,030	$2,052,079	$2,118,796	$2,446,810	$2,471,398	$2,171,826	$2,373,856
Less: average intangible assets	(130,146)	(135,491)	(140,847)	(584,513)	(595,439)	(247,121)	(598,546)
Average tangible common shareholders’ equity	$1,941,884	$1,916,588	$1,977,949	$1,862,297	$1,875,959	$1,924,705	$1,775,310
Net income (loss)	$200,583	$49,315	$(56,114)	$(399,311)	$51,426	$(205,527)	$201,958
Plus: non-cash goodwill impairment charge, net of tax	—	—	—	412,918	—	412,918	—
Plus: intangible asset amortization, net of tax	3,939	4,042	4,174	4,261	4,477	16,416	18,240
Tangible net income (loss)	$204,522	$53,357	$(51,940)	$17,868	$55,903	$223,807	$220,198
Return on average tangible common equity(1)	41.90%	11.08%	(10.56)%	3.86%	11.82%	11.63%	12.40%
Adjusted return on average tangible common equity
Average tangible common shareholders’ equity	$1,941,884	$1,916,588	$1,977,949	$1,862,297	$1,875,959	$1,924,705	$1,775,310
Tangible net income (loss)	$204,522	$53,357	$(51,940)	$17,868	$55,903	$223,807	$220,198
Non-routine items:
Plus: merger related expenses	—	2,105	—	1,282	925	3,386	28,497
Plus: pension plan termination expense	—	—	—	—	1,225	—	1,225
Plus: expenses related to COVID-19 pandemic	215	235	1,205	122	—	1,777	—
Plus: impairment loss on branch building	—	538	—	—	—	538	—
Less: gain on sale of acquired loans	—	—	—	—	1,263	—	2,777
Less: securities gains, net	1,353	79	2,286	2,994	317	6,712	2,018
Tax Expense:
Less: income tax effect of tax deductible non-routine items	(270)	664	(256)	(464)	48	(326)	5,756
Total non-routine items, after tax	(868)	2,135	(825)	(1,126)	522	(684)	21,171
Adjusted tangible net income (loss)	$203,654	$55,492	$(52,765)	$16,742	$56,425	$223,122	$241,369
Adjusted return on average tangible common equity(1)	41.72%	11.52%	(10.73)%	3.62%	11.93%	11.59%	13.60%
Adjusted return on average assets
Average assets	$18,354,046	$18,248,014	$18,500,600	$17,694,018	$17,843,383	$18,199,726	$17,689,126
Net income (loss)	$200,583	$49,315	$(56,114)	$(399,311)	$51,426	$(205,527)	$201,958
Return on average assets	4.35%	1.08%	(1.22)%	(9.08)%	1.14%	(1.13)%	1.14%
Net income (loss)	$200,583	$49,315	$(56,114)	$(399,311)	$51,426	$(205,527)	$201,958
Plus: non-cash goodwill impairment charge, net of tax	—	—	—	412,918	—	412,918	—
Total non-routine items, after tax	(868)	2,135	(825)	(1,126)	522	(684)	21,171
Adjusted net income (loss)	$199,715	$51,450	$(56,939)	$12,481	$51,948	$206,707	$223,129
Adjusted return on average assets(1)	4.33%	1.12%	(1.24)%	0.28%	1.16%	1.14%	1.26%
Adjusted diluted earnings (loss) per share
Diluted weighted average common shares outstanding	126,408,959	126,094,868	125,924,652	126,630,446	128,003,089	126,120,534	129,017,599
Net income (loss) allocated to common stock	$198,765	$48,884	$(56,114)	$(399,311)	$51,248	$(205,527)	$201,275
Plus: non-cash goodwill impairment, net of tax	—	—	—	412,918	—	412,918	—
Total non-routine items, after tax	(868)	2,135	(825)	(1,126)	522	(684)	21,171
Adjusted net income (loss) allocated to common stock	$197,897	$51,019	$(56,939)	$12,481	$51,770	$206,707	$222,446
Adjusted diluted earnings (loss) per share	$1.57	$0.40	$(0.45)	$0.10	$0.40	$1.64	$1.72
Adjusted pre-tax, pre-provision net revenue
Income (loss) before taxes	$258,320	$58,801	$(62,767)	$(432,545)	$67,164	$(178,191)	$262,301
Plus: provision for credit losses	2,835	32,973	158,811	83,429	27,126	278,048	111,027
Plus: non-cash goodwill impairment	—	—	—	443,695	—	443,695	—
Plus: Total non-routine items before taxes	(1,138)	2,799	(1,081)	(1,590)	570	(1,011)	26,927
Adjusted pre-tax, pre-provision net revenue	$260,017	$94,573	$94,963	$92,989	$94,860	$542,541	$400,255
(1)	Quarterly periods are annualized.